Exhibit 99.1
eBay Inc. Reports Better Than Expected Second Quarter 2021 Results

•eBay Korea business reported as discontinued operations
•Revenue of $2.7 billion, up 14% on an as-reported basis and up 11% on an FX-Neutral basis
•Gross Merchandise Volume of $22.1 billion, down 7% on an as-reported basis and down 11% on an FX-Neutral basis
•GAAP and Non-GAAP EPS per diluted share of $0.43 and $0.99, respectively, on a continuing operations basis
•GAAP and Non-GAAP operating margin of 27.4% and 32.8%, respectively
•Returned $1.6 billion to shareholders in Q2, including $1.5 billion of share repurchases and $121 million paid in cash dividends
•Announced an agreement to sell 80.01% of eBay Korea business to Emart for approximately $3 billion
•Completed the sale of the Classifieds business to Adevinta on June 24th for $13.3 billion, including $2.5 billion in cash and approximately 540 million shares of Adevinta stock (44% ownership)
•Entered into an agreement to sell approximately 135 million shares of eBay's Adevinta stock to Permira for over $2.4 billion, reducing our ownership of Adevinta to 33%
•Board of Directors expands share repurchase authorization by an additional $3 billion

San Jose, California, August 11, 2021 - eBay Inc. (Nasdaq: EBAY), a global commerce leader that connects millions of buyers and sellers around the world, today reported financial results for its second quarter ended June 30, 2021.

“Today I am pleased to announce another strong quarter. In Q2, on an apples-to-apples basis, all key business metrics met or exceeded expectations and revenue growth was driven by the acceleration in our payments migration and growth in advertising,” said Jamie Iannone, Chief Executive Officer at eBay. “During the quarter, we hit several important milestones in our ongoing transformation, including the transition of eBay’s Classifieds business - a deal that has already delivered exceptional shareholder value - and the announcement of the sale of our Korean business. We are simplifying our portfolio and growing our core while delivering significant shareholder value.

“We remain relentlessly focused on accelerating our product innovation by harnessing the power of next-gen technology and creating a more seamless experience for sellers,” continued Iannone. “We are delivering innovative category experiences for buyers and quickly evolving in our pursuit to be the best global marketplace to sell and buy.”

Second Quarter Financial Highlights

•Revenue was $2.7 billion, up 14% on an as-reported basis and up 11% on a foreign exchange (FX) neutral basis.
•Gross merchandise volume (GMV) was $22.1 billion, down 7% on an as-reported basis and down 11% on an FX-Neutral basis.
•GAAP net income from continuing operations was $294 million, or $0.43 per diluted share.
•Non-GAAP net income from continuing operations was $675 million, or $0.99 per diluted share.
•Generated $1.0 billion of operating cash flow and $910 million of free cash flow from continuing operations.
•Annual active buyers declined by 2%, for a total of 159 million global active buyers.
•Annual active sellers grew by 5%, for a total of 19 million global active sellers.(1)
•Announced pricing of $2.5 billion senior unsecured notes offering on May 3, 2021.

Background on the Presentation of Results

On June 24, 2021, the company announced it reached an agreement for the purchase by Emart of eBay's Korea business and has since determined that the business meets the discontinued operations accounting criteria. Recast historical financial statements were published in a Form 8-K on July 13, 2021.

To aid in the comparison to previously provided financial guidance, below is a revised version of the April 28, 2021 guidance metrics, reflecting the exclusion of the Korean business.

	Q2 2021
In billions, except per share data	April 28, 2021 Guidance	Korea Impact	Implied Guidance excl. Korea
Revenue	$2.98 - $3.03	$(0.40)	$2.58 - $2.63

Diluted GAAP EPS	$0.67 - $0.72	$(0.01)	$0.66 - $0.71

Diluted Non-GAAP EPS	$0.91 - $0.96	$(0.02)	$0.89 - $0.94

Business Highlights

•eBay announced it has completed the transfer of its Classifieds business to Adevinta in exchange for $2.5 billion in cash and a 44% equity stake in Adevinta, equivalent to approximately 540 million shares. With the transfer complete, the company updated its capital allocation plans for 2021 by increasing its estimated share buyback from $2.0 billion to $5.0 billion.
•In July, eBay entered into an agreement with Permira to sell approximately 135 million shares of its stake in Adevinta for more than $2.4 billion of estimated total consideration. This sale reduces eBay's ownership in Adevinta to 33%, which satisfies its commitment to the Austrian regulators that was made as a condition of the Classifieds sale. This includes the announced sale of 125 million shares and the option of approximately 10 million additional shares, which was exercised by Permira.
•The company announced it has reached an agreement with Emart for the purchase of eBay’s business in Korea. Pursuant to the transaction, eBay will sell an 80.01% stake in its Korean businesses for 3.44 trillion KRW (or approximately $3.0 billion USD) of gross cash proceeds.
•eBay announced the appointment of Steve Priest as Chief Financial Officer and Stefanie Jay as Chief Business and Strategy Officer.

Revenue Initiatives

•eBay continues to scale its management of payments globally, launching the new experience for sellers in all markets. In Q2, 71% of global on-platform volume was processed through managed payments and the company exited the quarter over 80%. eBay exited the quarter with over 13 million sellers migrated globally.
•As a result of the managed payments migration, eBay further reduced unpaid items for sellers, with 99% of fixed price transactions paid up front.
•Promoted Listings delivered almost $224 million of revenue in Q2, up 14% on an as-reported basis and up 8% on an FX-Neutral basis.
•eBay Ads introduced Automated Promoted Listings Campaigns, using rule-based technologies for sellers to automate how they promote new listings and adjust their ad rates to stay competitive. This makes it easier for sellers to surface their items to buyers, increase their listings visibility and drive overall sales.

Tech-led Reimagination of the Platform

•eBay launched Authenticity Guarantee for handbags over $500 in the U.S. The company also expanded Authenticity Guarantee for sneakers to the U.K., Canada, and Australia.
•eBay announced the addition of escrow to marketplace payment offerings for luxury watches over $10,000. This additional payment option allows buyers and sellers an added convenience via trusted third party Escrow.com, holding funds securely until the transaction is complete.
•During the quarter, eBay expanded its Fitment shopping experience for Vehicle Parts and Accessories by enabling a motorcycle parts finder in Germany and the U.K. The company also expanded the My Garage feature to Canada, Italy, France and Spain.
•The company updated its policy to allow customers to buy and sell non-fungible tokens (NFTs) on the platform, with inventory provided by trusted sellers who meet eBay’s high standards across categories like trading cards, music, entertainment and art.
•eBay began offering Terapeak Product Research for free to all Seller Hub users in our key sites, providing sellers with marketplace intelligence to help them determine what to sell, when to sell, where to sell and at what price.
•eBay expanded its standard envelope shipping service to postcards, stamps, coins and paper money, giving sellers a more secure and cost-efficient way to ship. The company has also updated its listings to show buyers all shipping services offered by sellers, allowing them to easily select their preferred carriers, shipping costs and estimated delivery dates.

Impact

•As part of eBay’s commitment to consumer safety, the company launched its Regulatory Portal to empower select, trusted authorities from around the globe to efficiently report listings of illegal or unsafe items for swift removal.
•eBay published its annual Diversity, Equity, and Inclusion report, which highlights the company’s efforts and commitment to becoming a richly diverse, truly equitable and fearlessly inclusive place to work, grow, buy and sell.

•eBay published its annual Impact Report, which highlights the company’s efforts amid the COVID-19 pandemic to help small businesses get online, step forward in climate action plans and connect as a supportive global community.
•eBay published a United States Small Online Business Report that detailed how the company helped small businesses quickly adapt to these changing conditions during the initial months of the pandemic and connect with shoppers around the world.
•eBay launched Capital for eBay Business Sellers in the U.K. to help small businesses rebuild by connecting them with much-needed access to finance, as entrepreneurs and startups across the country faced a cash flow crunch caused by the pandemic.
•eBay for Charity contributed $35.6 million globally in Q2, up 16% year-over-year.

(1) All sellers who successfully closed a transaction on our platforms within the previous 12-month period. Sellers may register more than once, and as a result, may have more than one account.

Second Quarter 2021 Financial Highlights (presented in millions, except per share data and percentages)

	Second Quarter
	2021	2020	Change
eBay Inc.
Net revenues	$2,668	$2,337	$331	14%
GAAP - Continuing Operations
Income (loss) from continuing operations	$294	$689	$(395)	(57)%
Earnings (loss) per diluted share from continuing operations	$0.43	$0.97	$(0.54)	(56)%
Non-GAAP - Continuing Operations
Net income	$675	$702	$(27)	(4)%
Earnings per diluted share	$0.99	$0.99	$—	—%

Other Selected Financial and Operational Results
•Operating margin – GAAP operating margin decreased to 27.4% for the second quarter of 2021, compared to 32.7% for the same period last year. Non-GAAP operating margin decreased to 32.8% in the second quarter of 2021, compared to 39.0% for the same period last year.
•Taxes – The GAAP effective tax rate for continuing operations for the second quarter of 2021 was 26.6%, compared to 27.0% for the second quarter of 2020. The non-GAAP effective tax rate for continuing operations for the second quarter of 2021 was 17.5%, compared to 16.4% for the second quarter of 2020.
•Cash flow – The company generated $1.0 billion of operating cash flow and $910 million of free cash flow from continuing operations during the second quarter of 2021.
•Capital returns – The company repurchased approximately $1.5 billion of its common stock, or approximately 24 million shares, in the second quarter of 2021. The company's total repurchase authorization remaining as of June 30, 2021 was $4.2 billion. The company also paid cash dividends of $121 million during the second quarter of 2021.
•Cash and cash equivalents and non-equity investments – The company's cash and cash equivalents and non-equity investments portfolio totaled $7.6 billion as of June 30, 2021.
Business Outlook
eBay is providing the following guidance for continuing operations for Q3 2021.

In billions, except per share data and percentages	Q3 2021 Guidance
Revenue	$2.42 - $2.47
Organic FX-Neutral Y/Y Growth	6 - 8%

Diluted GAAP EPS	$0.64 - $0.68

Diluted Non-GAAP EPS	$0.86 - $0.90

Dividend Declaration
•eBay's Board of Directors has declared a cash dividend of $0.18 per share of the company's common stock. The dividend is payable on September 17, 2021 to stockholders of record as of September 1, 2021.

Quarterly Conference Call and Webcast

eBay Inc. will host a conference call to discuss second quarter 2021 results at 2:00 p.m. Pacific Time today. Investors and participants can access the call by dialing (833) 350-1438 in the U.S. and (647) 689-6641 internationally. The passcode for the conference line is 8608469. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investors.ebayinc.com. In addition, an archive of the webcast will be accessible for at least three months through the same link.

eBay Inc. uses its Investor Relations website at https://investors.ebayinc.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor this website, in addition to following our press releases, SEC filings, public conference calls and webcasts.

About eBay

eBay Inc. (Nasdaq: EBAY) is a global commerce leader that connects millions of buyers and sellers in more than 190 markets around the world. We exist to enable economic opportunity for individuals, entrepreneurs, businesses and organizations of all sizes. Founded in 1995 in San Jose, California, eBay is one of the world’s largest and most vibrant marketplaces for discovering great value and unique selection. In 2020, eBay enabled over $85 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Presentation

All growth rates represent year-over-year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest million, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided. References to “revenue” refer to “net revenues” as reported in the company’s consolidated statement of income.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, free cash flow and FX-Neutral basis. These non-GAAP financial measures are presented on a continuing operations basis. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures, except for figures in this press release presented on an "FX-Neutral basis", to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release. For figures in this press release reported "on an FX-Neutral basis", we calculate the year-over-year impact of foreign currency movements using prior period foreign currency rates applied to current year transactional currency amounts. We define Organic FX-Neutral revenue growth as reported revenue growth, excluding incremental revenue from acquisitions or dispositions for the twelve-month period following such acquisitions or dispositions and foreign exchange rate effects.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding the future performance of eBay Inc. and its consolidated subsidiaries, including management's vision for the future of eBay and our ability to accomplish our vision, expected financial results for the third quarter and full year 2021 and the future growth in its business, the effects of COVID-19 on our business and operations and our ability to respond to such effects, operating efficiency and margins, reinvestments, dividends, share repurchases, and the pending sale of the eBay Korea business to E-mart Inc. (the “Transaction”), the potential benefits of the Transaction and the impact of the Transaction on future results. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, the duration of the COVID-19 pandemic and the effects of COVID-19 on our business and operations and on the general economy, including effects on our sellers and customers, any regional or general economic downturn or crisis and any conditions that affect e-commerce growth or cross-border trade; the company’s ability to realize expected growth opportunities in payments intermediation and advertising; fluctuations in foreign currency exchange rates; the company’s need to successfully react to the increasing importance of mobile commerce and the increasing social aspect of commerce; an increasingly competitive environment for its business; changes to the company’s capital allocation, including the timing, declaration, amount and payment of any future dividends or levels of the company’s share repurchases, or management of operating cash; the company's ability to increase operating efficiency to drive margin improvements and enable reinvestments; the company’s ability to manage its indebtedness, including managing exposure to interest rates and maintaining its credit ratings; the company’s need to manage a large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the ability to successfully intermediate payments on our marketplace platform; the company’s need and ability to manage regulatory, tax, data security and litigation risks; the company’s ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost while maintaining site stability and performance and adding new products and features; the company’s ability to integrate, manage and grow businesses that have been acquired or may be acquired in the future; the possibility that regulatory and other approvals and conditions to the Transaction are not received or satisfied on a timely basis or at all; the possibility that eBay may not fully realize the projected benefits of the Transaction; changes in the anticipated timing for closing the Transaction; business disruption during the pendency of or following the Transaction; diversion of management time on Transaction-related issues; the reaction of customers and other persons to the Transaction; and other events that could adversely impact the completion of the Transaction, including COVID-19 and industry or economic conditions outside of our control.

The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Investor Relations Contact:	Joe Billante	ir@ebay.com
Media Relations Contact:	Trina Somera	press@ebay.com
Company News:	https://www.ebayinc.com/stories/news/
Investor Relations website:	https://investors.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	June 30, 2021	December 31, 2020
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$2,128	$1,101
Short-term investments	4,738	2,392
Equity investment in Adevinta	10,354	—
Accounts receivable, net of allowance for doubtful accounts of $80 and $97	137	362
Customer accounts and funds receivable	485	290
Other current assets	805	780
Current assets held for sale	1,414	1,077
Current assets of discontinued operations	—	1,188
Total current assets	20,061	7,190
Long-term investments	1,323	833
Property and equipment, net	1,257	1,292
Goodwill	4,212	4,285
Intangible assets, net	3	12
Operating lease right-of-use assets	369	430
Deferred tax assets	3,343	3,537
Warrant asset	1,123	1,051
Other assets	132	131
Long-term assets held for sale	—	549
Total assets	$31,823	$19,310
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$761	$6
Accounts payable	285	278
Customer accounts and funds payable	578	379
Accrued expenses and other current liabilities	2,044	1,767
Deferred revenue	90	98
Income taxes payable	519	167
Current liabilities held for sale	786	855
Current liabilities of discontinued operations	—	452
Total current liabilities	5,063	4,002
Operating lease liabilities	255	316
Deferred tax liabilities	4,002	2,368
Long-term debt	8,331	7,740
Other liabilities	1,156	1,260
Long-term liabilities held for sale	—	63
Total liabilities	18,807	15,749

Total stockholders' equity	13,016	3,561
Total liabilities and stockholders' equity	$31,823	$19,310

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In millions, except per share amounts)
Net revenues	$2,668	$2,337	$5,306	$4,158
Cost of net revenues (1)	672	417	1,278	771
Gross profit	1,996	1,920	4,028	3,387
Operating expenses:
Sales and marketing (1)	559	523	1,105	917
Product development (1)	350	256	654	474
General and administrative (1)	250	281	496	484
Provision for transaction losses	103	89	191	185
Amortization of acquired intangible assets	2	7	9	14
Total operating expenses	1,264	1,156	2,455	2,074
Income from operations	732	764	1,573	1,313
Interest and other, net	(331)	181	(448)	182
Income from continuing operations before income taxes	401	945	1,125	1,495
Income tax provision	(107)	(256)	(263)	(385)
Income from continuing operations	$294	$689	$862	$1,110
Income from discontinued operations, net of income taxes	10,440	57	10,513	3,048
Net income	$10,734	$746	$11,375	$4,158

Income per share - basic:
Continuing operations	$0.44	$0.98	$1.27	$1.53
Discontinued operations	15.48	0.08	15.52	4.18
Net income per share - basic	$15.92	$1.06	$16.79	$5.71

Income per share - diluted:
Continuing operations	$0.43	$0.97	$1.25	$1.51
Discontinued operations	15.25	0.08	15.27	4.16
Net income per share - diluted	$15.68	$1.05	$16.52	$5.67

Weighted average shares:
Basic	674	703	678	728
Diluted	685	711	689	734

(1) Includes stock-based compensation as follows:
Cost of net revenues	$13	$11	$23	$20
Sales and marketing	25	19	45	34
Product development	55	41	97	76
General and administrative	42	32	73	61
	$135	$103	$238	$191

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In millions)
Cash flows from operating activities:
Net income	$10,734	$746	$11,375	$4,158
(Income) loss from discontinued operations, net of income taxes	(10,440)	(57)	(10,513)	(3,048)
Adjustments:
Provision for transaction losses	103	89	191	185
Depreciation and amortization	127	161	261	295
Stock-based compensation	135	103	238	191
(Gain) loss on investments, net	(43)	40	(44)	2
Deferred income taxes	3	47	106	106
Change in fair value of warrant	(108)	(293)	(72)	(305)
Change in fair value of equity investment in Adevinta	422	—	422	—
(Gain) loss on extinguishment of debt	—	—	10	—
Changes in assets and liabilities, net of acquisition effects	76	115	(17)	(56)
Net cash provided by continuing operating activities	1,009	951	1,957	1,528
Net cash provided by discontinued operating activities	58	13	152	28
Net cash provided by operating activities	1,067	964	2,109	1,556
Cash flows from investing activities:
Purchases of property and equipment	(99)	(97)	(182)	(184)
Purchases of investments	(6,252)	(10,968)	(9,676)	(21,673)
Maturities and sales of investments	2,993	10,471	6,765	19,666
Other	2	—	4	39
Net cash used in continuing investing activities	(3,356)	(594)	(3,089)	(2,152)
Net cash provided by (used in) discontinued investing activities	2,446	(43)	2,444	4,021
Net cash used in investing activities	(910)	(637)	(645)	1,869
Cash flows from financing activities:
Proceeds from issuance of common stock	57	45	57	50
Repurchases of common stock	(1,429)	(33)	(1,733)	(4,030)
Payments for taxes related to net share settlements of restricted stock units and awards	(108)	(43)	(128)	(83)
Payments for dividends	(121)	(112)	(243)	(226)
Proceeds from issuance of long-term debt, net	2,482	771	2,482	1,765
Repayment of debt	—	(839)	(1,156)	(839)
Net borrowings under commercial paper program	(400)	—	—	—
Net funds receivable and payable activity	(67)	—	30	—
Other	2	5	6	—
Net cash provided by (used in) continuing financing activities	416	(206)	(685)	(3,363)
Net cash provided by (used in) discontinued financing activities	6	(3)	(62)	(7)
Net cash provided by (used in) financing activities	422	(209)	(747)	(3,370)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	6	8	(5)	(26)
Net increase in cash, cash equivalents and restricted cash	585	126	712	29
Cash, cash equivalents and restricted cash at beginning of period	1,721	899	1,594	996
Cash, cash equivalents and restricted cash at end of period	2,306	1,025	2,306	1,025
Less: Cash and cash equivalents and restricted cash of held for sale business	162	158	162	158
Less: Cash, cash equivalents and restricted cash of discontinued operations	—	18	—	18
Cash, cash equivalents and restricted cash of continuing operations at end of period	$2,144	$849	$2,144	$849

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

	Three Months Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
	(In millions, except percentages)
Net Revenues by Type:

Net transaction revenues (1)	$2,496	$2,476	$2,308	$2,098	$2,185
Current quarter vs prior year quarter	14%	50%	35%	31%	34%
Percent from international	53%	53%	55%	54%	55%

Marketing services and other revenues	172	162	170	160	152
Current quarter vs prior year quarter	13%	(4)%	(10)%	(20)%	(32)%
Percent from international	25%	24%	28%	29%	28%

Total net revenues (2)	$2,668	$2,638	$2,478	$2,258	$2,337
Current quarter vs prior year quarter	14%	45%	30%	26%	26%

(1) Hedge gain/(loss)	$(18)	$(28)	$(8)	$6	$17
(2) Foreign currency impact	$95	$54	$32	$33	$(23)

eBay Inc.
Unaudited Supplemental Operating Data

	Three Months Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
	(In millions, except percentages)
Active Buyers (1)	159	166	165	163	161
Current quarter vs prior year quarter	(2)%	8%	7%	6%	5%

Gross Merchandise Volume (2)
U.S.	$9,964	$10,393	$9,624	$9,790	$10,489
Current quarter vs prior year quarter	(5)%	36%	25%	33%	35%
International	$12,143	$13,225	$13,110	$11,884	$13,164
Current quarter vs prior year quarter	(8)%	30%	22%	21%	29%
Total GMV	$22,107	$23,618	$22,734	$21,674	$23,653
Current quarter vs prior year quarter	(7)%	33%	23%	26%	31%

(1)All buyers who successfully closed a transaction on our platforms within the previous 12-month period. Buyers may register more than once, and as a result, may have more than one account.
(2)Total value of all successfully closed transactions between users on our platforms during the period regardless of whether the buyer and seller actually consummated the transaction. We believe that GMV provides a useful measure of the overall volume of closed transactions that flow through our platform in a given period, notwithstanding the inclusion in GMV of closed transactions that are not ultimately consummated.

eBay Inc.
Business Outlook

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the company's future performance is difficult to predict. Revenue guidance is provided on an FX-Neutral basis and excludes incremental revenue from acquisitions or dispositions for the twelve-month period following such acquisitions or dispositions. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.
The company's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting eBay's investor relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov.
eBay Inc.

Three Months Ending
September 30, 2021
(In billions, except per share amounts)	GAAP	Non-GAAP (a)
Net Revenue	$2.42 - $2.47	$2.42 - $2.47
Diluted EPS from continuing operations	$0.64 - $0.68	$0.86 - $0.90

(a) Estimated non-GAAP amounts above for the three months ending September 30, 2021 reflect adjustments that exclude the estimated stock-based compensation expense and associated employer payroll tax expense of approximately $130 - $140 million and an adjustment that excludes the net deferred tax impact related to the step-up in the tax basis of intangible assets of approximately $35 - $45 million. The estimated GAAP diluted EPS above does not assume any gains or losses on our investments.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, free cash flow and figures in this press release presented on an "FX-Neutral basis". These non-GAAP financial measures are presented on a continuing operations basis.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.

Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release, except for figures in this press release presented on an “FX-Neutral basis”, can be found in the tables included in this press release. For figures in this press release reported "on an FX-Neutral basis", the company calculates the year-over-year impact of foreign currency movements using prior period foreign currency rates applied to current year transactional currency amounts. The company defines organic FX-Neutral revenue growth as reported revenue growth, excluding incremental revenue from acquisitions or dispositions for the twelve-month period following such acquisitions or dispositions and foreign exchange rate effects.

These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.

For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, amortization of deferred tax assets associated with the realignment of its legal structure and related foreign exchange effects, significant gains or losses from the disposal/acquisition of a business, certain gains and losses on investments including changes in fair value, changes in foreign currency exchange rates and the impact of any related foreign exchange derivative instruments, gains or losses associated with a warrant agreement that the company entered into with Adyen, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.

The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:

Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes are dependent on the company's stock price and the vesting of restricted stock by employees and the timing and size of stock option exercises, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, certain amortization of deferred tax assets and related foreign exchange effects, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. The company incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. The company also excludes certain gains and losses on investments. The company excludes the non-cash amortization of deferred tax assets associated with the realignment of its legal structure, which is not reduced by the effects of the Tax Cuts and Jobs Act, and related foreign exchange effects. The company excludes these items because management does not believe they correlate to the ongoing operating results of the company's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the company’s core operating results. These are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future. The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results. These amounts include changes in fair value and the related change in foreign currency exchange rates of equity securities with readily determinable fair values, globally.
Change in fair market value of warrant. These are gains or losses associated with a warrant agreement that the company entered into with Adyen, which are attributable to changes in fair value during the period.
Tax effect of non-GAAP adjustments. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.

In addition to the non-GAAP measures discussed above, the company also uses free cash flow. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, repurchase stock and pay dividends. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

eBay Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In millions, except percentages)
GAAP operating income	$732	$764	$1,573	$1,313
Stock-based compensation expense and related employer payroll taxes	140	108	244	197
Amortization of acquired intangible assets within cost of net revenues	—	—	—	1
Amortization of acquired intangible assets within operating expenses	2	7	9	14
Other significant gains, losses or charges	2	33	35	40
Total non-GAAP operating income adjustments	144	148	288	252
Non-GAAP operating income	$876	$912	$1,861	$1,565
Non-GAAP operating margin	32.8%	39.0%	35.1%	37.7%

Reconciliation of GAAP Net Income to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate*

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In millions, except per share amounts and percentages)
GAAP income from continuing operations before income taxes	$401	$945	$1,125	$1,495
GAAP provision for income taxes	(107)	(256)	(263)	(385)
GAAP net income from continuing operations	$294	$689	$862	$1,110
Non-GAAP adjustments to net income from continuing operations:
Non-GAAP operating income from continuing operations adjustments (see table above)	144	148	288	252
(Gain) loss on investments and sale of business	(41)	40	(41)	3
Change in fair market value of warrant	(108)	(293)	(72)	(305)
Change in fair value of the equity investment in Adevinta	422	—	422	—
Tax effect of non-GAAP adjustments	(36)	118	(36)	149
Non-GAAP net income from continuing operations	$675	$702	$1,423	$1,209

Diluted net income from continuing operations per share:
GAAP	$0.43	$0.97	$1.25	$1.51
Non-GAAP	$0.99	$0.99	$2.07	$1.65
Shares used in GAAP and non-GAAP diluted net income per-share calculation	685	711	689	734

GAAP effective tax rate - Continuing operations	26.6%	27.0%	23.4%	25.7%
Tax effect of non-GAAP adjustments to net income from continuing operations	(9.1)%	(10.6)%	(6.0)%	(9.4)%
Non-GAAP effective tax rate - Continuing operations	17.5%	16.4%	17.4%	16.3%

*Presented on a continuing operations basis

Reconciliation of Operating Cash Flow to Free Cash Flow*

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In millions)
Net cash provided by continuing operating activities	$1,009	$951	$1,957	$1,528
Less: Purchases of property and equipment	(99)	(97)	(182)	(184)
Free cash flow	$910	$854	$1,775	$1,344

*Presented on a continuing operations basis